UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Consent Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, INC.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
James C. Cornell
Heather Isidoro
Stuart I. Oran
Gregory W. Sullivan

(Name of Persons Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

April 23, 2025

Dear Fellow Stockholders of Barnwell Industries:

It is imperative for you to vote Consent on the Blue Consent Card received with this letter and to mail it in as soon as possible.

Barnwell management has consistently destroyed value, has paid themselves, has taken away shareholder rights, and has cost shareholders’ money – this includes you, and this includes me as a 29.9% shareholder, the largest in the company. Below is Barnwell stock’s return to its shareholders.

Below are the returns I generated as founder and head of private equity firm, ZS Fund, L.P.,

Annual IRR % [1]	Multiple of Investment[1]
Fund I	52.0%	4.1x
Fund II	31.5%	4.1x
Fund III	76.0%	5.2x
Fund IV	57.5%	5.0x
Fund V	26.3%	3.7x
Fund VI [2]	26.4%	3.9x
Funds I, II, III, IV, V & VI [2]	47.9%	4.1x

Source: ZS Fund, L.P.

[1] Returns are after Carried Interest; returns excludes overhead fees
[2] Private company investments only
ZS was founded in 1985; track record data listed is through December 31, 2023, the latest data provided by ZS Fund L.P.

If our consent solicitation is successful, we are ready to implement a focused and actionable turnaround plan to restore value and accountability at Barnwell:

1. Board Renewal with Proven Leadership

We have assembled an exceptional slate of independent Board nominees – with over 172 years of combined experience – who bring deep expertise in operations, finance, oil & gas, mergers & acquisitions, and governance. Unlike the current board, these directors are qualified to run a public company. Apart from myself, all nominees are fully independent of the Sherwood Group, and we are all committed to acting in the best interests of all stockholders.

2. Overhead Reduction and Operational Consolidation

Our first step includes dramatically reducing BRN’s overhead costs by completely closing the Hawaiian offices and consolidating operations in Calgary. While we intend to retain the Company’s partnership interest in the Hawaiian land assets, there is no justification for maintaining a physical presence. We have been advocating since 2020 for this office to close. BRN management, for their own self-interest, has kept this high cost and needless office open.

3. Legal and Administrative Efficiency

We will significantly reduce legal expenses, which have been used to entrench current leadership, and streamline administrative functions by eliminating duplicative staffing and systems. These actions will improve operational efficiency and reduce unnecessary spending.

4. Sharpened Focus on Value Creation

Every action we take will be centered around restoring and growing stockholder value—through disciplined cost control, transparent oversight, and strategic, well-vetted investments.

5. Strategic Use of Tax Assets and Acquisition Strategy

We will initiate a targeted search for a profitable U.S. tax-paying acquisition candidate that could benefit from BRN’s $49 million tax loss carryforward. Barnwell management’s legacy is creating $49mm of tax losses, an incredible number for a company with a $17mm market cap. Our board members have decades of experience sourcing and completing hundreds of millions of dollars in acquisitions.

In essence our plan has several key components. We will stop the wasteful spending of current management team. We will stabilize the current business. This includes cutting costs where appropriate but also spending to optimize assets that have not received proper investments. In conjunction, we will leverage Barnwell’s valuable tax assets by pairing them with a high-performing, independent board whose diverse skill sets make BRN an attractive platform for the right acquisition.

In our opinion, Barnwell’s core oil and gas operations in Calgary have been poorly run. This has contributed to Barnwell generating an operating loss in seven of the last nine years. Besides reducing production costs, which remain too high under BRN’s current management team, we will also look for attractive opportunities to invest in our oil and gas assets. We have included Heather Isidoro and Jim Cornell on our Board slates because they both have decades of natural resources experience — and in Heather’s case, she has direct knowledge of the Twining field, which is BRN’s largest Calgary area investment. We believe our stewardship of BRN’s oil and gas assets will be a marked improvement from the Kinzler/Grossman/Horowitz reign.

The current Barnwell management has a record of destroying value. Further, they have depleted Barnwell’s cash balance to a critical level. Unlike the current BRN Board of Kinzler/Grossman/Horowitz, our Board nominees have had successful business careers and, if required, we believe could raise significant new equity capital for the company.

Our Board nominees have superior business skills and experience and afford all stockholders the best team to restore BRN. With the current BRN Board’s long-standing poor performance and continued entrenchment actions, we feel it has become URGENT to succeed in the consent solicitation in order to preserve BRN’s dwindling cash reserves.

We urge all stockholders to support our efforts and execute our BLUE consent card as soon as possible so that we can begin our BRN turnaround efforts to benefit all stockholders.

If you have not yet Consented, cannot recall if have previously consented, or cannot locate the Blue Consent card sent to you previously, please take this opportunity to return the enclosed Blue Consent card today!

Please keep in mind that the only way to support us is to Consent on the Blue Consent Card. Never use the White revocation card that may have been sent to you by Barnwell Industries (BRN).

If you have any questions or require any assistance in executing your consent, please contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

Stockholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

Your participation is critical in this process, and we appreciate your support.

Additional Information

Ned L. Sherwood, MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, James C. Cornell, Heather Isidoro, Stuart I. Oran, and Gregory W. Sullivan (collectively, the “Participants”) have filed a definitive consent statement and accompanying form of consent card with the SEC to be used in connection with the solicitation of consents from the stockholders of Barnwell Industries, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants because they contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying BLUE consent card has been, or will be, furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and from the Participants’ consent solicitor, Alliance Advisors, by requesting a copy via email to brn2025@allianceadvisors.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive consent statement on Schedule 14A, filed by the Participants with the SEC on March 14, 2025. This document is available free of charge from the sources indicated above.

Thank you for your support,

Ned L. Sherwood

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